Exhibit 10.1

CATCHMARK TIMBER TRUST, INC.
CHANGE IN CONTROL SEVERANCE PROTECTION PLAN
(as amended April 6, 2022)
________________

ARTICLE I

PURPOSE AND PARTICIPATION

Section 1.01. Adoption; Purpose. The Board of Directors (the “Board”) of CatchMark Timber Trust, Inc. (the “Company”) has adopted this Change in Control Severance Protection Plan (this “Plan”) for the purpose of providing change in control severance protection to certain employees of the Company and its Subsidiaries.

Section 1.02. Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those full time employees (including new hires) of the Company other than those employees who have an employment agreement with the Company or any Subsidiary (or any similar agreement or offer letter) that provides for severance payments in connection with a Change in Control.

Section 1.03. Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.

ARTICLE II

DEFINITIONS AND INTERPRETATIONS

Section 2.01. Definitions.

Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“Accounting Firm” shall have the meaning set forth in Section 4.01(a).

“Accrued Bonus” shall mean an annual cash performance bonus for a calendar year ended prior to the year which includes the Termination Date: (a) with respect to which the Compensation Committee determines, in its reasonable discretion, that the performance goals, conditions or metrics related thereto have been achieved by a Participant; and (b) which has not been paid to such Participant on or before such Participant’s Termination Date.

“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) independent rights under any award granted to such Participant pursuant to the Incentive Plan (including any

Exhibit 10.1

vested Long-Term Incentive Awards) and other written compensation arrangements between such Participant and the Company; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws.

“Average Cash Bonus” shall mean the average of the annual cash performance bonuses, if any, received by a Participant for the three (3) most recent calendar years for which the amount of such annual cash performance bonus has been determined (or such fewer number of years for which such amount has been determined) and specifically excluding any special bonus or cash award, such as any retention bonus, sign-on bonus, one‑time bonus or cash payment received as part of any long term or multi‑year incentive program; provided, that if a Participant’s Termination Date is prior to the date at which such Participant would first be eligible to receive an annual cash performance bonus pursuant to the Company’s applicable annual cash bonus program, then the Average Cash Bonus shall be such Participant’s Target Cash Bonus, if applicable.

“Base Salary” shall mean the annual base salary paid to a Participant immediately prior to the occurrence of a Termination Event with respect to such Participant.

“Board” shall have the meaning set forth in Section 1.01.

“Cause” shall mean a good faith determination by the Company that any of the following has occurred: (a) any willful misconduct by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties or a willful violation of law by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties; (b) an act of theft, fraud, conversion, misappropriation, embezzlement or material dishonesty by a Participant with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary or the intentional falsification of any employment or Company records; (c) a Participant’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to, a felony, or a crime involving moral turpitude (whether or not such crime is a felony); (d) the willful failure of a Participant to fulfill the Participant’s Duties; (e) substance abuse that materially interferes with the performance of a Participant’s Duties; or (f) a Participant’s material failure to: (I) comply with the Company’s code of conduct, code of ethics, corporate governance guidelines or policies or other employment guidelines or policies, or (II) use good faith efforts to comply with the directives of the Board and the Chief Executive Officer of the Company (provided, that such directives are consistent with the material terms of applicable law and the Company’s guidelines and policies).

“Change in Control” shall mean the occurrence of any of the following:

(a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any director, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and a Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act)

Exhibit 10.1

of which a Participant is a member), is or becomes, in connection with a transaction or series of transactions, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b) there shall occur any consolidation, merger or takeover of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the surviving entity or any parent entity thereof, as applicable; or

(c) there shall occur: (i) any sale, lease, exchange, takeover or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale; or (ii) the approval by shareholders of the Company of any plan or proposal for the liquidation, dissolution or takeover of the Company; or

(d) the members of the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than due to death) to constitute at least a majority of the members of the Board; provided, that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were then Incumbent Directors, shall be deemed to be an Incumbent Director; provided, however, that any person who is elected as a director as a result of, or in connection with: (i) any consolidation, merger, reorganization or takeover of the Company or any similar transaction or series of related transactions; or (ii) a solicitation of proxies by, or on behalf of, any person other than the Board shall not constitute an Incumbent Director.

“Change in Control Multiplier” shall mean

(a) for Group I Participants: 1.5

(b) for Group II Participants: 1.0; and

(c) for Group III Participants, the lesser of:

(i) 0.5 or

(ii)    the sum of (x) 0.0833 plus (y) 0.0833 for each full twelve (12) month period that the Participant was employed by the Company or any of its Subsidiaries, beginning on the date the Participant’s employment commenced and ending on the Participant’s Termination Date. For purposes of determining the number of full twelve (12) month periods the Participant has been employed by the Company, employment by the former advisor to the Company shall be included as employment by the Company.

Exhibit 10.1

“Change in Control Termination Payment” shall mean an amount equal to (a) the Participant’s Change in Control Multiplier multiplied by (b) the sum of: (i) a Participant’s Base Salary; plus (ii) a Participant’s Average Cash Bonus.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Section 1.01.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Duties” shall mean, with respect to a Participant, those reasonable executive, managerial, administrative and other duties of employment specified and designated from time to time by the Board, the Chief Executive Officer of the Company or the Company employee to whom the participant directly reports.

“Effective Date” shall mean April 8, 2019.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“General Release” shall have the meaning set forth in Section 3.02.

“Good Reason” shall exist where a Participant gives notice to the Board or the Company, as applicable, of the occurrence of any of the following without such Participant’s express written consent: (a) a material reduction in Participant’s Base Salary; or (b) the relocation of such Participant’s principal office to a location more than fifty (50) miles from its current location. Notwithstanding the foregoing: (i) Good Reason shall not be deemed to exist: (A) unless such Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing the definition of “Good Reason” in this Plan within ninety (90) days of such event or the initial existence of such condition; or (B) if the Company has in good faith notified such Participant of Cause to terminate such Participant’s employment prior to such Participant identifying Good Reason; and (ii) if there exists an event or condition that constitutes Good Reason, then the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30)-day period, then such Participant shall have sixty (60) business days thereafter to give the Company notice of termination of employment on account thereof (specifying a Termination Date no less than ten (10) days, nor more than thirty (30) days, after the date of such notice of termination).

“Group I Participant” shall mean any Participant that is a Senior Vice-President of the Company, the General Counsel of the Company or that is otherwise determined to be a Group I Participant by the Compensation Committee.

“Group II Participant” shall mean any Participant that is a Vice-President of the Company or that is otherwise determined to be a Group II Participant by the Compensation Committee.

Exhibit 10.1

“Group III Participant” shall mean any Participant that is not a Group I Participant or Group II Participant.

“Incentive Plan” shall mean any long-term incentive plan of the Company in effect from time to time, as approved by the shareholders of the Company.

“Incumbent Directors” shall have the meaning set forth in the definition of “Change in Control.”

“Long-Term Incentive Award” shall mean all long-term incentive awards granted to a Participant by the Board or the Compensation Committee under an Incentive Plan.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to a Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to a Participant in the relevant taxable year(s).

“Overpayment” shall have the meaning set forth in Section 4.01(c).

“Participants” shall mean those full time employees of the Company or any Subsidiary who do not have an employment agreement with the Company or any Subsidiary that provides for severance payments in connection with a Change in Control.

“Payment” shall have the meaning set forth in Section 4.01(a).

“Plan” shall have the meaning set forth in Section 1.01.

“Plan Payments” shall have the meaning set forth in Section 4.01(a).

“Pro Rata Bonus” shall mean an amount equal to the product of (i) the target annual bonus, if any, that such Participant was eligible to receive for the calendar year which includes the date of the Termination Event and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the calendar year which includes the date of the Termination Event and the denominator of which is three hundred sixty-five (365); provided, however, that the Pro Rata Bonus shall be reduced (but not below zero) by the amount of such Participant’s annual bonus for such calendar year that is paid or becomes payable prior to the Termination Event without regard to the terms of this Plan.

“Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

“Release Effective Date” shall have the meaning set forth in Section 3.02.

“Section 409A” shall have the meaning set forth in Section 4.02(a).

Exhibit 10.1

“Subsidiary” means any subsidiary, affiliate or joint venture of the Company.

“Target Cash Bonus” shall mean a Participant’s most recent target annual cash performance bonus determined by the Company and applicable to the year which includes the Termination Date.

“Termination Date” shall mean, with respect to a Participant, the last day of such Participant’s employment.

“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant for Good Reason or (b) the Company’s termination of such Participant without Cause (other than by reason of death or disability).

“Termination Notice” shall have the meaning set forth in Section 3.03.

“Underpayment” shall have the meaning set forth in Section 4.01(c).
Section 2.02. Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE III

SEVERANCE FOLLOWING A CHANGE IN CONTROL

Section 3.01. Termination Without Cause or for Good Reason Following a Change in Control. Subject to Section 3.02, in the event that, during the period beginning on the date that is three (3) months prior to a Change in Control and ending on the date which is twelve (12) months after such Change in Control (the “CIC Protection Window”), a Termination Event occurs with respect to a Participant, such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and:

(a) a severance payment in an amount equal to such Participant’s Change in Control Termination Payment, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.02) as soon as practicable (but no later than thirty (30) days) following the Release Effective Date;

(b) any unvested Long-Term Incentive Award will vest, if at all, in accordance with the terms of the applicable grant or award agreement; and

(c) the Pro Rata Bonus, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.02) as soon as practicable (but no later than thirty (30) days) following the Release Effective Date; provided, however, if Participant is a participant in a short-

Exhibit 10.1

term incentive plan for the calendar year which includes the date of the Termination Event and such plan contains provisions for determining the amount of any bonus payable to participants in the event of a Termination Event during the CIC Protection Window (an “Applicable Short-Term Incentive Plan”), then Participant shall not be entitled to the Pro Rata Bonus but shall instead receive the amount, if any, determined under the Applicable Short-Term Incentive Plan, which amount shall be paid at the time determined under such plan.

Section 3.02. General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 3.01 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed and delivered to the Company a general release in form and substance as attached hereto as Exhibit A (the “General Release”) within thirty (30) days after Participant’s Termination Date (the “Release Execution Period”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, and a Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release (as specified in, and subject to, the limitations set forth in Paragraph 3(c) of the General Release) without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.02) in accordance with the provisions of Section 3.01. For purposes of this Plan, “Release Effective Date” means the date as of which the General Release, executed by a Participant and delivered to the Company, is no longer subject to revocation, which, if a Participant executes and delivers the General Release within the Release Execution Period, shall be no later than sixty (60) days following such Participant’s Termination Date. Notwithstanding the foregoing, if the Release Execution Period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code, then none of such payments shall begin until such second calendar year.

Section 3.03. Termination Notices from Company. For purposes of this Plan, any purported termination of employment of a Participant by the Company or by any Subsidiary or by such Participant constituting a Termination Event under this Plan shall be communicated by written notice to the other party, which notice shall specify the Termination Date and the basis for such termination and the reasonably detailed facts and circumstances claimed to provide a basis for such termination (each, a “Termination Notice”).

ARTICLE IV

LIMITATIONS on SEVERANCE BENEFITS

Section 4.01. Excess Parachute Payments.

(a) Anything in this Plan to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”),

Exhibit 10.1

would subject such Participant to the excise tax under Code Section 4999, the Accounting Firm shall determine as required below in this Section 4.01(a) whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that such Participant would have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Plan Payments were so reduced. If the Accounting Firm determines that such Participant would not have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Plan Payments were so reduced, then such Participant shall receive all Plan Payments to which such Participant is entitled.

(b) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, then the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.01 shall be binding upon the Company and Participant (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than twenty (20) days following such Participant’s Termination Date. For purposes of reducing the Plan Payments to the Reduced Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Participant shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which such Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to, or for the benefit of, such Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) All fees and expenses of the Accounting Firm shall be paid solely by the Company.

Section 4.02. Compliance with Code Section 409A.

(a) This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any

Exhibit 10.1

additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 4.02(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

Exhibit 10.1

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01. Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other severance plan, employment agreement, severance agreement or similar agreement or policy of the Company or any Subsidiary providing for payments as a result of the termination of employment, the Plan Payments shall be reduced (but not below $0.00) by the aggregate amount of all severance payments due to such Participant under such other agreement or plan; provided, however, that the Plan Payments shall not be reduced by any amount payable under an Applicable Short-Term Incentive Plan described in Section 3.01(c).

Section 5.02. Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

Section 5.03. Clawback. Notwithstanding any other provisions in this Plan to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to a Participant pursuant to this Plan which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 5.04. Waiver. No waiver of any provision of this Plan shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan, or the waiver by any person or entity of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 5.05. Amendment; Termination. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan shall survive the termination of this Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing, a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Termination Event occurring in the CIC Protection Window shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring after such Change in Control. This Plan

Exhibit 10.1

shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.06. Administration.

(a) The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant or with respect to the benefits such officer may receive under this Plan. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b) The Company shall indemnify and hold harmless each member of the Board and the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.07. Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.07 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

Section 5.08. Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.09. Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice

Exhibit 10.1

shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(a) if to the Company, to:
CatchMark Timber Trust, Inc.
5 Concourse Parkway, Suite 2650
Atlanta, GA 30328
Attention: General Counsel

(b) if to any Participant, to such Participant’s residence address on the records of the Company.

Section 5.10. Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

Section 5.11. Severability. The provisions of this Plan shall be regarded as divisible and separate, and if any provision of this Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 5.12. Dispute Resolution. Any controversy, claim, dispute or question arising out of, in connection with or in relation to this Plan, at the election and upon written demand of the Company or any Participant, shall be submitted to binding arbitration in Atlanta, GA according to Georgia law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted hereunder, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. With respect to each such arbitration, each party thereto shall share equally the administrative expenses (filing and arbitrator costs) associated with the arbitration and the prevailing party shall be entitled to reimbursement of such party’s reasonably attorneys’ fees incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party to any such arbitration shall be disqualified from representing such counsel’s clients in connection therewith as a result of such counsel’s role in negotiating or drafting this Plan. Notwithstanding the foregoing, the dispute resolution procedures set forth in this Section 5.12 shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee.

Section 5.13. Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to conflict of laws provisions thereof, and applicable federal law.

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan (as amended), the Company has caused this Plan (as amended) to be duly executed in its name and behalf by its duly authorized officer on April 6, 2022.

Exhibit 10.1

CATCHMARK TIMBER TRUST, INC.

By:/s/ Brian M. Davis
Name:Brian M. Davis
Title:CEO & President

Exhibit 10.1

Exhibit A

Form of General Release

GENERAL RELEASE

This GENERAL RELEASE is entered into by ___________ (the “Participant”) on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives.

WITNESSETH

WHEREAS, the Participant’s employment with CatchMark Timber Trust, Inc. (the “Company”) is terminated as of _____________, 20__; and

WHEREAS, pursuant to that certain Change in Control Severance Protection Plan of the Company, effective as of April 8, 2019, as amended as of April 6, 2022 (the “Plan”), the Participant is eligible to receive certain post-termination severance payments and related termination benefits, the receipt of which is expressly conditioned upon the Participant’s execution of this General Release;

THEREFORE, in consideration of the payments set forth in the Plan, the Participant hereby agrees as follows:

1. REPRESENTATIONS. The Participant represents and agrees that the Participant has had a full and adequate opportunity to discuss and consider the Participant’s claims. Further, the Participant represents and agrees that:

a. This General Release is written in a manner that the Participant understands;

b. This General Release and the promises made herein by the Participant are granted in exchange for consideration which is in addition to anything of value to which the Participant is already entitled;

c. The Participant has been advised to, by virtue of the receipt of this General Release, and has had an opportunity to, consult with an attorney prior to deciding whether to enter into this General Release;

d. The Participant has been given at least twenty-one (21) days within which to consider this General Release. In the event the Participant executes this General Release prior to the end of the twenty-one (21)-day period, the Participant certifies by that execution that the Participant knowingly and voluntarily waived the right to the full twenty-one (21)-day consideration period, for reasons personal to the Participant, with no pressure by the Company or its representatives to do so; and

e. The Participant is being provided with seven (7) days following the Participant’s execution of this General Release to revoke the Participant’s release of any claim under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”). Should the

Exhibit 10.1

Participant elect to revoke the Participant’s release of claims under the ADEA, the Participant shall provide notice to the Company as set forth in Section 5.09 of the Plan. Should the Participant revoke the Participant’s release of claims under the ADEA, the Participant shall not be entitled to any post-termination severance payments pursuant to the Plan.

2.    NO ADMISSION OF LIABILITY. The Participant agrees and acknowledges that this General Release shall never at any time or for any purpose be construed as an admission by the Company of any liability. The Company specifically disclaims any liability to the Participant or to any other person or entity.

3.    GENERAL RELEASE.
a. In exchange for the post-termination payments provided by the Company, as set forth the Plan (as applicable), the Participant, on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives, hereby releases and forever discharges the Company and any of its affiliates, subsidiaries, and related, parent or successor corporations, its benefit plans and programs, and all of its present and former agents, directors, officers, shareholders, employees, owners, representatives, insurers, administrators, trustees, and attorneys (hereinafter referred to as the “Released Parties”), or any of them, to the full extent permitted by law, from any and all losses, costs, expenses, liabilities, claims, causes of action (in law or in equity), suits, judgments, debts, damages, rights and entitlements of every kind and description (hereinafter collectively referred to as “Released Claims”), whether known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, that the Participant has now or may later claim to have had against the Company or any other Released Party by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this General Release, including, without limitation, Released Claims arising out of the Participant’s employment or the termination of the Participant’s employment with the Company or any of its affiliates or subsidiaries.

b. This general release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker’s Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys’ fees. The Participant and the Company intend that this release shall discharge all Released Claims against

Exhibit 10.1

the Company and all other Released Parties to the full and maximum extent permitted by law. The Participant and the Company further agree that to the extent that the waiving of certain claims is prohibited as a matter of law, this General Release is not intended to waive any such claims.

c. Except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant covenants and agrees not to bring any claim against the Company or any other Released Party concerning any of the matters covered by this General Release. In the event that the Participant breaches this promise, and brings any claim against the Company or any other Released Party concerning any of the matters covered by this General Release, except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant shall: (i) forfeit and tender back to the Company all of the post-termination payments provided to the Participant pursuant to the Plan within ten (10) days except for $100.00, unless the Participant’s action is based on the ADEA and/or OWBPA; (ii) provide the Company at least ten (10) days prior to filing any action written notice of any action or proceeding and a copy of the complaint or other document by which such action is to be initiated; and (iii) hold the Company and any other Released Party harmless from any claim asserted in such action and indemnify the Company from all costs and expenses, including attorneys’ fees, arising from the defense of such claim, unless the Participant’s action is based on the ADEA and/or OWBPA in which case costs and expenses, including attorneys’ fees, are governed by federal law. In addition, the dispute resolution provisions set forth in Section 5.12 of the Plan are incorporated herein and apply with equal force to this General Release.

PARTICIPANT:

______________________
[PARTICIPANT]

________________________
Date